UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2014

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously announced on December 4, 2014, Alaska Communications Systems Group, Inc. ("ACS") entered into a Purchase and Sale Agreement (the "Purchase Agreement") with General Communication, Inc., an Alaska corporation ("GCI"), GCI Communication Corp., an Alaska corporation and wholly owned subsidiary of GCI, ACS Wireless, Inc., an Alaska corporation and wholly owned subsidiary of ACS ("ACS Wireless"), GCI Wireless Holdings, LLC, an Alaska limited liability company and wholly owned subsidiary of GCI and The Alaska Wireless Network, LLC, a Delaware limited liability company ("AWN"), pursuant to which ACS agreed to sell to GCI and its affiliates ACS Wireless’s interest in AWN and substantially all the assets related to the wireless business of ACS and its affiliates, as described below.

Pursuant to the Purchase Agreement, ACS will, or will cause one or more of its affiliates to, sell to GCI, or one or more of its affiliates, ACS Wireless’s interest in AWN and substantially all the assets of ACS and its affiliates related to ACS’s wireless business (the "Acquired Assets") for a cash payment of $300 million, which amount is subject to adjustment. The Acquired Assets include, without limitation, all the equity interests of AWN owned or held by ACS Wireless, substantially all of ACS’s wireless subscriber assets, including subscriber contracts and wireless store leases that GCI elects to assume, and substantially all of ACS’s CDMA network assets, including fiber strands and associated cell site electronics and microwave facilities and associated electronics. GCI will not acquire certain "Excluded Assets", which include, without limitation, cash, handset and accessory inventory, all rights and assets (other than drop circuits) primarily used to provide wireline services and any right or asset used by ACS or any of its affiliates to provide local exchange services under the Communications Act of 1934, as amended. GCI will assume from ACS post-closing liabilities of ACS and its affiliates under contracts assumed by GCI and liabilities with respect to the ownership by ACS Wireless of its equity interest in AWN to the extent accruing and related to the period after closing. All other liabilities will be retained by ACS and its affiliates.

Consummation of the transactions contemplated by the Purchase Agreement is subject to various conditions, including the receipt by ACS of certain consents, GCI’s ability to obtain financing on commercially reasonable terms and conditions not substantially less favorable than terms and conditions available to GCI on the date of the Purchase Agreement and other customary closing conditions. The parties to the Purchase Agreement expect to consummate the transactions contemplated by the Purchase Agreement in the first quarter of 2015.

The Purchase Agreement may be terminated by either ACS or GCI if closing has not occurred by May 4, 2015, provided that the failure to close is not the result of a material breach of the Purchase Agreement by the party seeking to terminate or any of its affiliates.

ACS and its controlled affiliates will be restricted from operating a wireless network or providing wireless products or services in Alaska for a period of four years after closing, except for the following services: (a) fixed wireless replacement, (b) WiFi, (c) wireless backhaul and transport, (d) providing cell site leases and (e) acting as a wireless internet service provider.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as a material agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

December 9, 2014	By:	/s/ Leonard Steinberg

Name: Leonard Steinberg
Title: Corporate Secretary